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                                                                    Exhibit 99.1

                                                                    Schlumberger

               1st Quarter 2002 Results - Supplemental Information

A) Schlumberger Limited

Q1)      Does the Company expect a goodwill impairment charge in 2002?

         No. We have completed our review for goodwill impairment. We have used an independent valuation firm, which has allocated the goodwill arising from the Sema plc acquisition to both the historical businesses of Sema, as reorganized under SchlumbergerSema, and to Oilfield Services
         (OFS). A portion of the Sema goodwill has been allocated to the expected synergies to be obtained with OFS for which there is no impairment. The remaining goodwill relates to the Sema acquired businesses. Based on current valuation, there is no impairment of any Schlumberger goodwill.

Q2) What was the Q1 effective tax rate and what do you expect the effective tax rate to be for the year?

         We believe that the effective percentage tax rate will decline to the mid 20's from the upper 20's primarily due to lower pretax income in North America. The Q1 effective tax rate before the provision for Argentina was 24% compared to 26% in Q4 2001 and 27% in Q1 2001. The latter two percentages are before unusual items and amortization of goodwill and assembled work force, consistent with Q1 2002.

Q3)      Why did your liquidity deteriorate in Q1?

         Liquidity in the quarter dropped $347 million due mainly to the expected $132 million payment to former LHS/Sema shareholders under the terms of an exchange agreement to acquire Sema shares and spending of severance and other 2001 provisions. Additionally, the first quarter includes payments of employee prior year bonuses and contributions to pension and profit sharing plans. Income tax payments in the quarter were $85 million.

Q4) What is the difference between OFS pretax income and the sum of the four business Areas?

         The main difference comes from headquarters projects and costs, which were partially offset by the income of Schlumberger Network Solutions.

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Q5)      What is the difference between the SchlumbergerSema pretax income and the business Areas?

         Headquarters' costs make up the fundamental difference and these are not allocated to the Areas.

Q6) What is the difference between Schlumberger pretax income and the pretax income of the business segments including income from `Other' activities?

         Major items include headquarters expenses, interest on post-retirement benefits and amortization of identifiable intangibles. These are partially offset by currency exchange gains.

Q7)      What is the present guidance on full year 2002?

         Capex: $1.4 - $1.5 billion
         Multiclient: $400 - $500 million
         Depreciation and amortization: $1.4 - $1.5 billion


Q8)      What reclassifications have been made to prior results and why?

         We have made several reclassifications so that the prior periods are comparable with our current reporting structure.

         The Public Phones and Danyl businesses have been moved from the SchlumbergerSema segment and are now included in `Other'. Revenue and pretax loss in Q4 2001 were $18 million and $6 million respectively compared to Q1 2001 figures of $20 million and $4 million. The corresponding figures for Q1 2002 are $10 million and $6.5 million respectively.

         The SchlumbergerSema business segment is now managed and reported geographically and we have restated last year's segment disclosures on the same basis.

         Prior year revenue has been restated to include reimbursable costs billed to customers, which had been classified as a contra expense and now must be classified as revenue in accordance with FASB EITF Topic D-103. The reclassification was only required in OFS as SchlumbergerSema was already in compliance with the new standard. OFS first quarter 2002 revenue increased by $130 million as a result. All prior periods have been reclassified. The adoption of this standard had no effect on cash flow or net income.

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Q9)      How much off-balance sheet financing was outstanding at quarter end?

         Customer receivables securitization at March 31 was $209 million. However, we have no continuing interest in these receivables.

Q10)     Why did you do a bond offering in the United States?

         Our debt in the United States was primarily in Commercial Paper and we wanted to diversify our sources of funding and secure long-term financing at an attractive fixed rate. We believe that the time was right to do this. We should point out that quarterly interest expenses will increase by about $11 million as a result.

Q11)     What is the comparative amortization of intangibles?

         FASB # 142 was effective January 1, 2002. Amortization of goodwill and assembled work force has stopped. Q1 2002 includes after tax amortization of other identifiable intangibles of $12 million compared to $33 million in Q1 2001 and $105 million in Q4 2001.

Q12)     Why did you record a charge related to Argentina in this quarter?

         On page 19 of our 2001 Annual Report to Shareholders, we noted that OFS revenue in Argentina was less than 2 % of total OFS revenue and that we were reviewing our exposure and taking steps to minimize any risk. In January, the government eliminated all US dollar contracts and converted US dollar-denominated accounts receivable into pesos. As a result our currency exposure increased significantly. With the currency devaluation we incurred an exchange loss (net of hedging) on our net assets, primarily customer receivables. In addition, we recorded provisions for downsizing facilities and headcount. The small SchlumbergerSema exposure in Argentina was also provided for.

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B) Oilfield Services

Q13)     What is the general outlook for the Areas in terms of activity?

         Overall the second quarter should represent the low period in terms of activity as the rig count continues to fall in North America and political and economic uncertainty in Argentina and Venezuela slow investment. The underlying gas fundamentals in North America are still strong with recent reports from industry observers showing that US gas depletion has increased to 29% overall, up from 19% a year ago. However, current storage levels remain high and an increase in demand is needed to create a meaningful recovery in gas drilling in the later half of the year.

         North America (NAM)

         The big question in NAM is the sustainability of gas pricing. Sustained pricing above $3.00 for a few months will drive a recovery in drilling rig activity.

         Latin America (LAM)

         Unfortunately, political and economic concerns in Argentina and Venezuela will obscure visibility overall. We would expect to see some activity improvements in Mexico and central LAM. (See separate comments on Venezuela and Argentina)

         Europe/CIS/West Africa

         Continued investment in Nigeria, West Africa and Russia should drive activity growth in this area. In both of the major North Sea producing nations, government and industry are taking steps to restructure their oil and gas sectors to make them more internationally competitive. This also involves shifting focus from small numbers of very large projects to larger numbers of smaller projects. Government pressure coupled with increasing decline rates of the major fields should see investment improve in the future.

         Middle East and Asia

         Despite growing political concerns in the Middle East, activity in this area is relatively stable and should remain this way throughout the year. Asia is showing signs of improvement driven by Malaysia, Indonesia and India, which should continue to grow nicely this year.

Q14)     What is the Schlumberger view on the latest situation in Venezuela?

         We anticipate some short-term activity reduction in light of the current concern over the political situation and the present uncertainty regarding the management structure at PdVSA. However, the current decline curves and unfavorable mix of heavier oils in Venezuela's basket of crude will necessitate a return to exploration in pursuit of light hydrocarbons. Therefore, once the current turmoil subsides, we would anticipate reasonably robust improvement in activity levels in the later part of the

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         year. Action plans are in place to ensure that we match our resource base with the projected activity level.

Q15) Which technology segments have seen the greatest pricing erosion or stability in North America this quarter?

         Pressure pumping pricing has deteriorated quickly as lower activity generated excess capacity, particularly at the lower end of the market. Pricing will remain extremely competitive until demand for services improves.

Q16)     How is the non-US pricing environment?

         Outside of North America pricing has held up quite well and there has been no real pressure to date. We do not see pricing deteriorating given the modest increases in activity expected this year.

Q17) How many boats have been fitted with the Q-system to date, and how many are forecast for 2002?

         WesternGeco marine continued its aggressive deployment of Q-technology. The Western Neptune, capable of deploying 10 eight-kilometer streamers, was commissioned during the quarter and started shooting a multiclient program in the Gulf of Mexico. Four vessels have now been equipped with the Q-system; the Geco Topaz, Western Pride, Geco Searcher and Western Neptune. There are no plans to equip further vessels this year unless demand increases.

Q18)     Where are the growth areas in marine seismic?

         The marine product line showed strong growth in Q1 02 vs. Q1 01 in virtually every Area except North America, where vessels have been shooting multiclient surveys. Sales were up in Q1 02 compared to Q4 01 driven primarily by activity in Latin America and Asia.

Q19)     Where are the main growth areas in land seismic?

         Land enjoyed a strong quarter despite reductions in activity in Latin America. Activity focused on high capacity crews in the Middle East and North Africa. A 2-year contract extension was awarded to WesternGeco in Oman. Land revenue increased by 3% versus Q1 2001 and profitability improved considerably.

Q20)     What is the current size of the WesternGeco multiclient library?

         The net book value of the multiclient library as of March 31, 2002 was $1,083 million.

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Q21)     Where are the main areas of multiclient sales strength?

         Worldwide, the Gulf of Mexico is the largest market for multiclient license sales due to the large number of players and the small block sizes. Activity in Q1 was low but should recover later in the year.

Q22) What were multiclient sales in the quarter and what was the cost of sales?

         Multiclient survey sales in the quarter were $106 million including about $35 million of surveys which had no net book value. Cost of goods sold was $30 million related to the quarter's total sales.

Q23) What is the current growth in Schlumberger IT services offerings within the E&P industry?

         We expect to achieve double digit growth in 2002 primarily based on the introduction of network-leveraged offerings (LiveQuest, DeXa.Net), the deployment of security solutions (DeXa.Badge) and the outsourcing of IT infrastructure and data management. In 2003 we expect to accelerate the synergies and contributions from the world-class system integration offerings of SchlumbergerSema as we rollout expertise in the GeoMarkets.

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C) SchlumbergerSema

Q24)     What accounted for the revenue and margin deterioration in Q1?

         Revenue decline was due to a combination of factors. First, end of year seasonality is always reflected in a large drop in revenue from fourth quarter to first quarter. Second, the uncertain global business and economic climate has led to slower, or has deferred, IT spending in our key markets. Third, the average sales price per card dropped at the end of last year, which has reduced margins. This has now stabilized somewhat due to an improved mix of high-end, high-growth rate products that were recently introduced.

Q25) How is the SchlumbergerSema cost reduction program going? What are the annualized savings to date?

         We have achieved about 80% of our goal. Annualized savings so far aggregate about $117 million with $81 million in indirect costs, $30 million in procurement cost efficiencies and $6 million in facilities integration. The first quarter benefited from higher savings of about $20 million compared to the fourth quarter.

Q26)     What is the outlook for 2002?

         The current business environment will impact 2002 growth projections, which are today weaker than initially expected. The industry observer predicted 9% growth in telecommunications IT spending is not likely to happen in the first half of the year as the large operators are restricting spending to projects that deliver very short-term returns. Conversely, medium-size operators, especially in the Middle East and Asia, are still investing in upgrading both their networks and their billing and messaging systems.

Q27) Given the weaker IT environment, do the previously stated goals of 20% top line growth and 10% IBT for 2003 remain?

         Given the current slump in IT spending, we have been forced to lower our projections for 2002. We still believe that we can grow the business in 2003, particularly with the synergies we are already experiencing with Oilfield Services, however it will be from a lower revenue base. Profitability expectations remain unchanged as we look to accelerate synergies and cost savings.

Q28)     What are included in `Volume Products'?

         Smart cards, terminals for point-of-sale (POS) and parking and mass transit terminals make up these products.

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Q29)     What were the Volume Products results for the period?

         Volume Products revenue was $189 million and pretax operating results were $2 million compared to $ 207 million and $31 million respectively in Q1 2001. Q4 2001 results were $230 million and $8.5 million respectively. Average selling prices of mobile communications cards declined 25% from Q1 2001 to Q1 2002.

Q30)     How large is the SchlumbergerSema backlog or book-to-bill ratio?

         Order flow continues to be in line with, or slightly above revenue; SchlumbergerSema has a very healthy backlog.

Q31)     What is the positioning of SchlumbergerSema in the consulting business?

         We are not positioning ourselves as "business consultants" in the traditional sense. Our consulting practice focuses on markets where we have deep experience; telecommunications, energy & utility, finance, transport and the public sector. We focus on every stage of our customers' transformation processes that are essential to their business performance, from strategic planning to the implementation of large-scale complex enterprise systems.

Q32) Are you seeing any positive signs of growth in the telecommunications sector?

         The telecommunications industry is still feeling the effects of over spending and global macro-economic sluggishness, however growth in messaging services continues, specifically in Europe, Asia and South America. In addition, we have experienced an increase in outsourcing contracts for billing services with large, well-established operators.

Q33)     Are you seeing positive signs of growth in the smart card market?

         Asia remains strong in volume, however margins have eroded due to increased competition for prepaid telecommunications products. North America is off to a good start, with telecommunications operators migrating to GSM, coupled with sales to CDMA and TDMA operators who are adopting smart cards in preparation for the move towards 2.5G and 3G networks. The strongest growth is in IT and banking-related smart card applications.

Q34)     How has the Enron crisis impacted the utilities business in North
         America?

         In our business it plays two ways. On one hand it provides us with opportunities that we did not have before. On the other hand we are

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         concerned that it will set back deregulation of the electricity and gas businesses. It is a little early to tell exactly how this is going to play out.

Q35)     How is the SchlumbergerSema outsourcing business progressing?
         We have seen an increase in bidding activity for outsourcing projects as a reflection of the economic downturn as customers look to reduce operational costs and maximize business performance. However, the sales cycle of larger outsourcing contracts can be quite a long process.









This question and answer document contains forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, conditions in the oilfield service business, benefits from contract awards, future results of operations, pricing, cost reductions, improvements in the performance of SchlumbergerSema and a rebound in the economy. These statements involve risks and uncertainties, including, but not limited to, changes in exploration and production spending by major oil companies; continuing customer commitment to certain key oilfield projects; general economic and business conditions in key regions of the world; economic, competitive and technological factors affecting markets, services, and prices in newly acquired SchlumbergerSema businesses and our ability to integrate these businesses and to realize synergies from these acquisitions; uncertainties created by deregulation in the utility industry and the extent and timing of utilities' investment in integrated solutions to utility management; continuing customer commitment to key long-term services and solutions contracts in our SchlumbergerSema businesses; the extent and timing of a recovery in the telecommunications industry; growth in demand for smart cards in e-commerce and network and Internet-enabled solutions, and other factors detailed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.